Image Technology, Inc.

            4407 Manchester Avenue - Suite 103 - Encinitas, CA 92024
                       (619) 436-1313 - FAX (619) 436-4175


     This  constitutes an Employment  Agreement  between Image  Technology  Inc.
(ITI) and John F. Grim.

     It is Image Technology's Inc. understanding that John Grim is leaving his employment at AT&T on his own volition, and there are no terms or conditions that would prevent John Grim from being employed by Image Technology, Inc. John Grim agrees to hold Image Technology, Inc. harmless from any actions that AT&T would take against Image Technology, Inc.

     The Terms of this Employment Agreement are as follows:

     (a) John Grim will be paid a salary of $8,333.00 per month.

     (b) All travel expenses will be reimbursed by Image Technology, Inc.

     (c) Medical and Dental coverage will also be available (as all ITI employees have now).

     (d) A $25,000.00 yearly bonus will be paid thirty (30) days after the first anniversary employment date. In the event the cash flow would not permit the paying of the $25,000.00 bonus, it will then accrue into the second year.

     Image Technology, Inc. will offer 2% of the shares in ITI for $1.00 per share. The shares of ITI stock will be held in Trust by Walter G. Fuller until such time as the company has gone public or merged into another company. These shares that are being held in John Grim's name will be turned over before any of the above actions were taken. Should John Grim leave the employment of Image Technology, Inc. before the company has gone public or merged, the stock will be transferred back to Image Technology, Inc.

     Image Technology, Inc. will offer John Grim a seat on the Board of Directors.

     I believe this Includes all of our discussions. Until such time as Image Technology, Inc. has all the legal documents of the company finalized, this will act as a legal and binding Agreement between Image Technology, Inc. and John Grim for a period of two (2) years.


By:                                                      Date:  August 22, 1995
      Christ M. Rousseff, Chairman

By:                                                      Date:  August 22, 1995
      John F. Grim